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                                                                    EXHIBIT 12

                               CONSENT OF COUNSEL

                     INVESCO VARIABLE INVESTMENT FUNDS, INC.


                  We hereby consent to the use of our name and to the reference to our firm under the caption "Proposal 1 - Approval of the Agreement to Combine Your Fund and Buying Fund": "Summary - The Reorganization," "Additional Information About the Agreement - Other Terms," "Additional Information About the Agreement - Federal Income Tax Consequences" and "Legal Matters," and, if applicable, under the caption "The Federal Income Tax Consequences of the Redomestication" under the heading "Proposal 6 - Approval of the Plan to Redomesticate Each Series Portofolio of Company as a New Series Portfolio of AIM Variable Insurance Funds" in the combined Proxy Statement/Prospectus for AIM V.I. Global Utilities Fund and AIM V.I. New Technology Fund, each a series portfolio of AIM Variable Insurance Funds, and INVESCO VIF-Telecommunications Fund, a series portfolio of INVESCO Variable Investment Funds, Inc. (the "Company"), which are included in Pre-Effective Amendment No. 1 to the Company's Registration Statement under the Securities Act of 1933, as amended (No. 33-70154), and Pre-Effective Amendment No. 1 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-8038), on Form N-14 of the Company.


                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP
                                          Ballard Spahr Andrews & Ingersoll, LLP


Philadelphia, Pennsylvania
February 23, 2004